UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2006 (October 27, 2006)

Hartman Commercial Properties REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50256	76-0594970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 West Sam Houston Parkway North, Suite 100 Houston, Texas 77043
(Address of principal executive offices)
(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

By letter dated October 27, 2006, Allen R. Hartman tendered his resignation as a member of the Board of Trustees (the “Board”) of Hartman Commercial Properties REIT (the “Company”). Mr. Hartman’s resignation is effective as of the date of the letter.

Mr. Hartman’s resignation is a result of his disagreement with several of the Board’s recent actions. On October 2, 2006, after Mr. Hartman declined to accept the Board’s offer that Mr. Hartman voluntarily resign from his position with the Company, the Board voted to (i) remove Mr. Hartman from his positions as Chief Executive Officer, Secretary and Chairman of the Board of Trustees of the Company, (ii) terminate the Amended and Restated Property Management Agreement dated as of September 1, 2004, between the Company and Hartman Management, L.P. (“Hartman Management”), (iii) terminate the Property and Partnership Management Agreement dated as of January 28, 1999 between the Company and Hartman Management and (iv) not renew an Advisory Agreement, dated as of August 31, 2004, between the Company and Hartman Management, the current payments under which had been extended on a month-to-month basis, ultimately expiring on September 30, 2006. Mr. Hartman is the sole limited partner of Hartman Management, as well as the president, secretary, sole trustee and sole shareholder of its general partner.

In his letter to the Board, Mr. Hartman indicated that he does not believe the Board’s decision to sever the Company’s relationship with Hartman Management was in the best interests of the Company or its shareholders. The Company is currently in litigation with Hartman Management and Mr. Hartman concerning termination of the Amended and Restated Management Agreement, among other matters.

A copy of Mr. Hartman’s letter of resignation has been furnished as Exhibit 17.1 to this Current Report on Form 8-K.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

17.1	Letter of Resignation by Allen R. Hartman to the Board of Trustees of Hartman Commercial Properties REIT

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hartman Commercial Properties REIT

Dated: November 2, 2006	By: /s/ James C. Mastandrea
Name: James C. Mastandrea
Title: Interim Chief Executive Officer

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